Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of High Grade Mining Corporation (an exploration stage company) on Form SB-2/A-2 of our Auditors' Report, dated January 13, 2004, on the balance sheet of High Grade Mining Corporation (an exploration stage company) as at November 30, 2003 and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on June 10, 2003 to November 30, 2003.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	/s/ Morgan & Company
May 25, 2004	Chartered Accountants